Exhibit 99.1

hhgregg Announces Operating Results

2nd Quarter Highlights

•	Net sales for the quarter increase 11.3%

•	Opens six stores in the quarter

•	Delivers stable gross profit margins

•	Revises fiscal 2009 earnings guidance from $1.13-$1.20 of diluted net income per share to $0.75 to $0.90 of diluted net income per share

INDIANAPOLIS, November 6, 2008/Businesswire, hhgregg, Inc. (NYSE: HGG):

Operating Performance Summary

(dollars in thousands, except per share amounts and number of stores)

	Three Months Ended September 30,		Six Months Ended September 30,
(unaudited)	2008	2007	2008	2007
Net sales	$320,302	$287,897	$615,717	$542,056
Net sales % increase	11.3%	21.1%	13.6%	22.9%
Comparable store sales % (decrease)/increase (1)	(8.8)%	8.9%	(6.0)%	8.8%
Gross profit as % of net sales	30.8%	30.8%	30.7%	31.0%
SG&A as % of net sales	21.7%	21.2%	22.1%	21.7%
Net advertising expense as a % of net sales	5.3%	4.4%	5.1%	4.4%
Depreciation and amortization expense as a % of net sales	1.3%	1.1%	1.3%	1.1%
Income from operations as a % of net sales	2.4%	4.2%	2.1%	3.9%
Net interest expense as a % of net sales	0.6%	0.9%	0.6%	1.1%
Loss related to early extinguishment of debt as a % of net sales	—%	7.3%	—%	4.0%
Net income (loss)	$3,398	$(6,892)	$5,502	$(4,019)
Diluted net income (loss) per share	$0.10	$(0.22)	$0.17	$(0.13)
Diluted net income per share, as adjusted (2)	$0.10	$0.18	$0.17	$0.29
Number of stores open at the end of the period	103	80

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

(2)	Adjusted to exclude the loss on the early extinguishment of debt primarily from the debt refinancing completed in conjunction with the initial public offering in July 2007. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $3.4 million, or $0.10 per diluted share, for the three months ended September 30, 2008, compared to a net loss of $6.9 million, or $0.22 per diluted share, for the comparable prior year period. Included in the net loss for the prior year quarter is a pretax loss of $21.1 million, or $0.40 net loss per diluted share, related to the early extinguishment of debt associated with the debt refinancing completed concurrently with the Company’s initial public offering in July 2007. Net income for the six months ended September 30, 2008 was $5.5 million, or $0.17 per diluted share, compared to a net loss of $4.0 million or $0.13 per diluted share, for the six months ended September 30, 2007. The net loss in the prior year period included a pretax loss on early extinguishment of debt of $21.7 million, or $0.43 net loss per diluted share. The decrease in earnings, excluding the loss on the early extinguishment of debt in the prior year, reflected a decline in comparable store sales, a significant increase in advertising expense, and investments in distribution and management infrastructure to support planned growth in Florida.

Dennis May, President and COO of the Company, commented, “We were pleased with the resiliency of our business model which has performed well in a difficult economic environment. We developed and executed a plan to deliver stable gross margins and effectively leverage our general and administrative expenses, excluding the impact of certain growth investments, as compared with the prior year period. We invested heavily in advertising to maximize store traffic in new and existing markets, affording our consultative, commissioned sales team the opportunity to distinguish us from the competition. Lastly, we closely managed our inventories and working capital, placing us in a good position to fund our projected organic store growth for the current fiscal year from free cash flow.”

Net sales for the three months ended September 30, 2008 increased 11.3% over net sales for the comparable prior year period to $320.3 million. Net sales for the six months ended September 30, 2008 increased 13.6% to $615.7 million compared to $542.1 million for the comparable prior year period. The increase in sales for the three and six months ended September 30, 2008 was primarily attributable to the addition of 23 stores during the past 12 months partially offset by an 8.8% and 6.0% decrease in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and six months ended September 30, 2008 and 2007 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended September 30,		Six Months Ended September 30,		Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007	2008	2007	2008	2007
Video	45%	41%	44%	40%	(0.6)%	7.5%	2.2%	8.4%
Appliances	42%	45%	43%	46%	(15.2)%	5.7%	(12.5)%	6.3%
Other (1)	13%	14%	13%	14%	(11.9)%	24.0%	(6.7)%	21.5%

Total	100%	100%	100%	100%	(8.8)%	8.9%	(6.0)%	8.8%

(1)	Primarily consists of audio, personal electronics, mattresses, notebook computers and furniture and accessories.

The Company’s 8.8% and the 6.0% comparable store sales decreases for the three months and six months ended September 30, 2008, respectively, were driven by double-digit comparable store unit sales declines of major appliance products, particularly at entry-level and lower mid-price points. High efficiency front-load laundry and refrigeration experienced reasonably flat to modestly positive comparable store unit sales increases and contributed to higher average selling prices for the appliances category. The comparable store sales decrease for the three month period in the video category was driven by continued decreases in comparable store sales for projection and tube televisions partially offset by double-digit comparable store sales increases in flat panel LCD televisions. The comparable store sales decrease in the other product category was primarily due to decreased sales of mattresses and personal electronics.

Gross profit margin, expressed as gross profit as a percentage of net sales, was virtually flat for the three months ended September 30, 2008 and decreased 29 basis points for the six months ended September 30, 2008 compared with the respective prior year periods. The appliance product category historically has generated higher gross profit margins than the Company’s average margin, particularly during the first half of the fiscal year. While appliance gross profit margins exceeded the company average as a percentage of sales during the second quarter and the year-to-date period, the appliance category accounted for approximately 3 percentage points less of the consolidated net sales for each period relative to the comparable prior year periods, thereby negatively impacting the consolidated gross profit margin. This was offset by a moderate increase in the gross profit margins realized in the appliance category during the second quarter compared to the prior year period. Gross profit margin in the video category decreased modestly during the three months and six months ended September 30, 2008 as compared with the respective prior year periods. Small shifts in sales mix within the other product category had a modest positive impact on the consolidated gross profit margin during the second quarter and a modest negative impact for the first half of the year when compared with the respective prior year periods.

Net advertising expense, as a percentage of net sales, increased 95 basis points and 78 basis points for the three and six months ended September 30, 2008, respectively, compared with the comparable prior year periods. The increases were largely driven by the de-leveraging effect of our comparable store sales decline, particularly in the second quarter, coupled with the heavy advertising spend associated with the launch of new markets in Florida. The Company enters each new demographic market area with a target “share of voice” for the marketplace and typically adds locations quickly in these demographic market areas to leverage its marketing investment. The Company plans to add five more locations in existing Florida demographic markets by March 31, 2009 which the Company expects will help better leverage its advertising costs as a percentage of net sales in those markets.

SG&A expense, as a percentage of net sales, increased 54 basis points for the three months ended September 30, 2008 and 47 basis points for the six months ended September 30, 2008 compared to the respective prior year periods. The increases were primarily due to growth investments totaling 64 basis points during the second quarter and 70 basis points for the first half largely comprised of store pre-opening expenses associated with new store openings, as well as distribution and management infrastructure investments in Florida. These growth investments, and the de-leveraging effect of our comparable store sales decline, were contained by effective cost controls over general and administrative expense and a reduction in bonus expense.

Fiscal Year 2009 Guidance

Despite the Company closely managing its margins, selling, general and administrative expenses and inventory during this period to ensure a solid working capital position, the economic uncertainty resulting from the turmoil in the financial markets and growing unemployment contributed to a significant drop in customer traffic during the last two weeks of September. It is still difficult to accurately gauge this economic uncertainty and its impact on customer traffic. Accordingly, the Company is revising its previous guidance with a widened range of projected results for fiscal 2009. Based on a comparable store sales decline of between 10% and 17% for the second half of the fiscal year, diluted net income per share for fiscal 2009 would range between $0.75 and $0.90 as compared with previous diluted net income per share guidance of $1.13 to $1.20. This would result in a comparable store sales decline of 8% to 12% for fiscal 2009 as compared with a low single digit comparable store sales decline under prior guidance. Net sales would grow between 6% and 13% for the second half of the fiscal year which would result in net sales growth of between 9% and 13% for the fiscal year as compared with 19% and 21% in previous guidance. The Company still plans to open between 18 and 20 new stores during fiscal 2009, of which 16 have been opened. Capital expenditures, net of sale and leaseback proceeds, are still expected to range between $29 million and $31 million for fiscal 2009. The Company expects to finance these capital expenditures with cash from operations and does not expect to be drawn on its revolving credit facility as of March 31, 2009.

Jerry Throgmartin, Chairman and CEO of the Company, commented, “While we are very focused on operating our business efficiently and effectively in this challenging economic climate, we also continue to position ourselves to grow and capture market share. We will closely monitor our business and make prudent adjustments to our operating and expansion plans to drive shareholder value for the long-term.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and six months ended September 30, 2008, on Thursday, November 6, 2008 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 681-3367. Callers should reference the hhgregg second quarter earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg™ and Fine Lines™. hhgregg currently operates 107 stores in Alabama, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: competition in existing, adjacent and new metropolitan markets; changes in consumer preferences and demand for the Company’s products; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; the effect of general and regional economic and employment conditions on its net sales; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations, the economy in general and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Form 10 – K filed June 3, 2008. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the time of this news release. Actual results may differ materially from anticipated results described in these forward looking statements. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Director of Investor Relations investorrelations@hhgregg.com (317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(In thousands, except share and per share data)
Net sales	$320,302	$287,897	$615,717	$542,056
Cost of goods sold	221,791	199,317	426,752	374,118

Gross profit	98,511	88,580	188,965	167,938
Selling, general and administrative expenses	69,598	61,001	136,258	117,406
Net advertising expense	17,003	12,539	31,601	23,596
Depreciation and amortization expense	4,224	3,054	8,096	5,882

Income from operations	7,686	11,986	13,010	21,054
Other expense (income):
Interest expense	1,997	2,540	3,801	6,152
Interest income	(3)	(34)	(7)	(39)
Loss related to early extinguishment of debt	—	21,087	—	21,695

Total other expense	1,994	23,593	3,794	27,808

Income (loss) before income taxes	5,692	(11,607)	9,216	(6,754)
Income tax expense (benefit)	2,294	(4,715)	3,714	(2,735)

Net income (loss)	$3,398	$(6,892)	$5,502	$(4,019)

Basic net income (loss) per share	$0.11	$(0.22)	$0.17	$(0.13)
Diluted net income (loss) per share	$0.10	$(0.22)	$0.17	$(0.13)
Weighted average shares outstanding-Basic	32,358,081	31,467,143	32,329,706	29,987,502
Weighted average shares outstanding-Diluted	33,088,052	31,467,143	33,174,835	29,987,502

HHGREGG, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(As a Percentage of Net Sales)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.2	69.2	69.3	69.0

Gross profit	30.8	30.8	30.7	31.0
Selling, general and administrative expenses	21.7	21.2	22.1	21.7
Net advertising expense	5.3	4.4	5.1	4.4
Depreciation and amortization expense	1.3	1.1	1.3	1.1

Income from operations	2.4	4.2	2.1	3.9

Other expense (income):
Interest expense	0.6	0.9	0.6	1.1
Interest income	—	—	—	—
Loss related to early extinguishment of debt	—	7.3	—	4.0

Total other expense	0.6	8.2	0.6	5.1

Income (loss) before income taxes	1.8	(4.0)	1.5	(1.2)
Income tax expense (benefit)	0.7	(1.6)	0.6	(0.5)

Net income (loss)	1.1%	(2.4)%	0.9%	(0.7)%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2008	March 31, 2008	September 30, 2007
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$735	$1,869	$1,556
Accounts receivable—trade, less allowances of $284, $450 and $288, respectively	8,709	8,121	14,646
Accounts receivable—other, less allowances of $3, $35, and $52 respectively	11,276	14,263	16,117
Merchandise inventories	153,537	133,368	141,009
Prepaid expenses and other current assets	2,212	3,741	2,957
Deferred income taxes	3,261	2,129	2,263

Total current assets	179,730	163,491	178,548

Net property and equipment	86,396	77,794	60,688
Deferred financing costs, net	2,958	3,292	3,883
Deferred income taxes	84,030	85,012	87,667
Other	383	330	400

Total long-term assets	173,767	166,428	152,638

Total assets	$353,497	$329,919	$331,186

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75,185	$80,533	$92,962
Line of credit	25,029	—	15,681
Current maturities of long term debt	454	—	1,000
Customer deposits	18,133	18,039	18,282
Accrued liabilities	34,066	36,799	32,052

Total current liabilities	152,867	135,371	159,977

Long-term liabilities:
Long-term debt, excluding current maturities	92,154	92,608	102,108
Other long-term liabilities	18,567	20,266	12,786

Total long-term liabilities	110,721	112,874	114,894

Total liabilities	263,588	248,245	274,871

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2008, March 31, 2008 and September 30, 2007	—	—	—
Common stock, no par value; 105,000,000 shares authorized; 32,366,607, 32,285,267 and 32,241,600 shares issued and outstanding as of September 30, 2008, March 31, 2008, and September 30, 2007, respectively	161,200	159,149	158,139
Accumulated other comprehensive loss	(649)	(1,292)	(212)
Accumulated deficit	(70,493)	(75,995)	(101,420)

	90,058	81,862	56,507
Note receivable for common stock	(149)	(188)	(192)

Total stockholders’ equity	89,909	81,674	56,315

Total liabilities and stockholders’ equity	$353,497	$329,919	$331,186

HHGREGG, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	September 30, 2008	September 30, 2007
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$5,502	$(4,019)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	8,096	5,882
Amortization of deferred financing costs	334	487
Accretion of original issue discount	—	188
Stock-based compensation	1,318	862
Excess tax benefits from stock based compensation	(159)	—
Loss on sales of property and equipment	64	5
Loss on early extinguishment of debt	—	21,695
Deferred income taxes	(420)	(2,323)
Changes in operating assets and liabilities:
Accounts receivable—trade	(588)	(4,005)
Accounts receivable—other	4,709	(4,915)
Merchandise inventories	(20,169)	(27,407)
Prepaid expenses and other assets	556	432
Deposits	920	3,856
Accounts payable	(14,874)	23,511
Customer deposits	94	1,324
Other accrued liabilities	(2,733)	(4,273)
Other long-term liabilities	(2,481)	(1,767)

Net cash (used in) provided by operating activities	(19,831)	9,533

Cash flows from investing activities:
Purchases of property and equipment	(19,722)	(16,527)
Proceeds from sale leaseback transactions	7,591	2,300
Net deposit on future sale leaseback transaction	(878)	1,400
Proceeds from sales of property and equipment	49	64

Net cash used in investing activities	(12,960)	(12,763)

Cash flows from financing activities:
Proceeds for issuance of common stock	—	48,750
Transaction costs for stock issuance	—	(5,382)
Proceeds from exercise of stock options	513	—
Excess tax benefits from stock based compensation	159	—
Net increase (decrease) in bank overdrafts	5,856	(4,522)
Net borrowings on line of credit	25,029	15,681
Payments on notes payable	—	(250)
Payment of financing costs	—	(2,930)
Proceeds from issuance of term loan	—	100,000
Payment related to early extinguishment of debt	—	(148,082)
Other, net	100	23

Net cash provided by financing activities	31,657	3,288

Net (decrease) increase in cash and cash equivalents	(1,134)	58
Cash and cash equivalents
Beginning of period	1,869	1,498

End of period	$735	$1,556

Supplemental disclosure of cash flow information:
Interest paid	$3,805	$5,182
Income taxes paid	$4,956	$5,899

HHGREGG, INC. AND SUBSIDIARIES

Non-GAAP Reconciliation of Net Income, As Adjusted and

Diluted Net Income per Share, As Adjusted

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share data)	2008	2007	2008	2007
Net income (loss)	$3,398	$(6,892)	$5,502	$(4,019)
Transactional Adjustments:
Loss related to early extinguishment of debt	—	21,087	—	21,695
Tax impact of above loss (1)	—	(8,434)	—	(8,678)

Net income, as adjusted	$3,398	$5,761	$5,502	$8,998
Weighted Average Shares Outstanding – Diluted	33,088,052	31,467,143	33,174,835	29,987,502
Adjustment to dilution impact (2)	—	1,071,426	—	1,067,121

Weighted Average Shares Outstanding – Diluted, as adjusted	33,088,052	32,538,569	33,174,835	31,054,623
Diluted net income (loss) per share	$0.10	$(0.22)	$0.17	$(0.13)
Diluted net income per share, as adjusted	$0.10	$0.18	$0.17	$0.29

(1)	Computed using a blended statutory rate of 40%.

(2)	Since a net loss was reported for the three and six months ended September 30, 2007, no stock options or restricted units were included in the computation of “Weighted Average Shares Outstanding – Diluted”. The adjustment represents the dilution effect of stock based compensation with exercise prices that exceed the average market price of the Company’s common stock for the period.